SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Journal Communications, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[JRN LOGO]

JOURNAL COMMUNICATIONS, INC.

333 West State Street
Milwaukee, Wisconsin 53203

____________________

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, APRIL 27, 2006

____________________

To our Shareholders:

        We invite you to attend our 2006 Annual Meeting of Shareholders on Thursday, April 27, 2006, at 9:00 a.m. central time at the Hilton Milwaukee City Center, 509 West Wisconsin Avenue, Milwaukee, Wisconsin. Directions to the Hilton Milwaukee City Center are included with the accompanying proxy statement. As we describe in the accompanying Proxy Statement, we will be voting on the following matters:

1.	the election of three Class III directors,

2.	amendments to our amended and restated articles of incorporation to eliminate the current three trading days “sales/waiting period” in the “B market” under our articles, and

3.	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

        We have enclosed a proxy card along with this Proxy Statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. Alternatively, you may vote by calling the toll-free telephone number or using the Internet as described in the instructions provided on the enclosed proxy card. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

        Thank you for your continued support. We look forward to seeing you at the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.
Steven J. Smith
Chairman of the Board and
Chief Executive Officer

Milwaukee, Wisconsin
March 10, 2006

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received this Proxy Statement?	Q:	Who is entitled to vote?
	Our Board of Directors has sent you this Proxy		If you owned shares of our class A common,
	Statement, starting on or about March 10, 2006,		stock, class B common stock or class C
	to ask for your vote as a shareholder of Journal		common stock as of the close of business on
	Communications, Inc. on certain matters to be		February 27, 2006 (the "record date"), then
	voted on at our upcoming Annual Meeting of		you are entitled to vote.
Shareholders.
You will be entitled to one vote per share for
Q:	What am I voting on?		each class A share you owned on the record
date; ten votes per share for each class B share
	At our Annual Meeting, you will vote on the		you owned on the record date; and two votes
	election of three Class III directors and		per share for each class C share you owned on
	amendments to our amended and restated		the record date.
articles of incorporation to eliminate the current
	three trading days "sales/waiting period" in the	Q:	How many shares of Journal Communi-
	"B Market" under our articles. Our Board of		cations' stock are entitled to vote at the
	Directors is not currently aware of any other		Annual Meeting?
matter that will be presented for your vote at the
	Annual Meeting.		As of the record date, there were __________
class A shares outstanding and entitled to vote
Q:	Do I need to attend the Annual Meeting in		at the Annual Meeting with an aggregate of
	order to vote? How do I vote?		__________ votes; ____________ class B
shares outstanding and entitled to vote at the
	No. You may vote by mail using the enclosed		Annual Meeting with an aggregate of
	proxy card via the telephone, via the Internet or in		___________ votes; and 3,264,000 class C
	person at the Annual Meeting. To vote by mail,		shares outstanding and entitled to vote at the
	simply mark your proxy card, date and sign it,		Annual Meeting with an aggregate of
	and return it in the postage-paid envelope		6,528,000 votes.
provided. To vote by telephone or via the
	Internet, follow the instructions provided on the	Q:	What constitutes a quorum?
enclosed proxy card. Even if you complete and
	mail the enclosed proxy card, or vote by tele-		A "quorum" refers to the number of shares
	phone or the Internet, you may nevertheless		that must be in attendance at a meeting to
	revoke your proxy at any time by sending us		lawfully conduct business. A majority of the
	written notice, voting your shares in person at		votes of the class A shares, class B shares and
	the Annual Meeting or submitting a later-dated		class C entitled to be cast, or shares represent-
	proxy.		ing at least __________ votes, will represent a
quorum for the purposes of electing directors,
voting on the amendments to our amended
and restated articles of incorporation and
conducting any other business that may
properly come before the Annual Meeting.

Q:	Who will count the votes?	Q:	What happens if I sign and return my
proxy card but do not mark my vote?
Georgeson Shareholder Communications, Inc.
	will count the votes for the Annual Meeting.		The individuals named in the proxy card as
	Wachovia Bank, N.A., our transfer agent and		proxies will vote your shares FOR the Board's
	registrar, will act as Inspector of Elections.		nominees for director, FOR the amendments
to our amended and restated articles of
Q:	Who is Journal Communications' largest		incorporation and in their best judgment on
	shareholder?		other matters that may properly come before
the Annual Meeting.
As of the record date, Matex Inc., a corporation
controlled by members of the family of our
former chairman Harry J. Grant, owned
2,992,000 class C shares (each with two votes
per share) and 4,631,000 class B shares (each
with ten votes per share). Matex Inc.'s holdings
represent in total approximately ____% of our
voting power. You can read more about share
ownership information beginning on page 11.

ELECTION OF DIRECTORS

Director Nominees

        Our Board of Directors (which we refer to as the “Board”) currently consists of eight directors, divided into three classes of two, three and three members, respectively, designated as Class I, Class II and Class III, with the terms of one class of directors expiring each year. This year, the terms of our Class III directors expire at the Annual Meeting.

        The Board has nominated David J. Drury, Jonathan Newcomb and Roger D. Peirce for election at the Annual Meeting as Class III directors to serve until the 2009 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Five of our other directors will continue to serve on the Board as Class I or Class II directors until their respective terms expire as indicated below.

        The individuals named in the proxy card as proxies intend to vote all proxies received FOR the election of all three of the Board’s nominees. If a nominee becomes unable to serve as a director before the Annual Meeting, then the proxies will vote for another person that the Board recommends in place of that nominee.

        Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares that are entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

        The following sets forth certain information, as of February 27, 2006, about the Board nominees for election as Class III directors at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees For Election at the Annual Meeting

Terms Expiring at the 2009 Annual Meeting of Shareholders

David J. Drury

        David J. Drury, 57, has been the President, Chief Executive Officer and majority owner of Poblocki Sign Company LLC since July 1999. Poblocki Sign Company LLC is a privately held architectural exterior and interior sign company located in West Allis, Wisconsin. Mr. Drury is a certified public accountant, a former partner of Price Waterhouse and served as a business consultant from 1997 to 1999. Mr. Drury is a member of the Audit and Nominating and Corporate Governance Committees, is the chair of the Audit Committee and has been a director since August 2003. Mr. Drury was a director of our predecessor company since March 2003. Mr. Drury is also a director and member of the nominating and corporate governance committee and chair of the audit committee at Plexus Corp. and a member of the Board of Trustees of Northwestern Mutual Life Insurance Company.

Jonathan Newcomb

        Jonathan Newcomb, 59, is currently a Senior Advisor at the New York investment firm Coady Diemar. Mr. Newcomb was a principal at Leeds Weld & Co., a New York private equity firm that invests primarily in information, education and training, from February 2002 until October 2004. Mr. Newcomb served as Chairman and Chief Executive Officer at Simon & Schuster from June 1992 through January 2002. He also held positions as President and Chief Operating Officer and President of the Professional Publishing Group at Simon & Schuster from 1989 until 1994, and prior to that as President of McGraw-Hill’s Financial and Economic Information Company. Mr. Newcomb was elected to the Board in February 2005 and is a member of the Audit Committee. Mr. Newcomb is also a director and member of the audit committee at both BNA Corp. and United Business Media.

Roger D. Peirce

        Roger D. Peirce, 68, has been a corporate consultant since his retirement as the Vice Chairman and Chief Executive Officer of Super Steel Products Corp. in January 1994. Between March 1995 and May 1996, Mr. Peirce was President and Chief Executive Officer of Valuation Research Corporation. Mr. Peirce is a member of the Audit, Compensation and Executive Committees, is the chair of the Compensation Committee, and has been a director since August 2003. Mr. Peirce was a director of our predecessor company since September 1996. Mr. Peirce is also a director and member of the audit committee at both Brady Corporation and Allete, Inc.

        THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS CLASS III DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED “FOR” EACH NOMINEE.

Directors Continuing in Office

Terms Expiring at the 2008 Annual Meeting of Shareholders

Steven J. Smith

        Steven J. Smith, 55, is Chairman of the Board and Chief Executive Officer. Mr. Smith was elected Chief Executive Officer in March 1998 and Chairman in December 1998. Mr. Smith was President from September 1992 to December 1998. Mr. Smith has been a director since May 2003. Mr. Smith was a director of our predecessor company since June 1987. Mr. Smith is also a director of Badger Meter, Inc.

Mary Ellen Stanek

        Mary Ellen Stanek, 49, has served as President of Baird Funds, Inc., a registered investment company, since September 2000, and Managing Director and Chief Investment Officer of Baird Advisors, Robert W. Baird & Co. Incorporated, since March 2000. Previously, Ms. Stanek was President of Firstar Funds, Inc., also a registered investment company, from December 1998 to March 2000, and President and Chief Executive Officer (from November 1998 to February 2000) and President and Chief Operating Officer (from March 1994 to November 1998) of Firstar Investment Research & Management Company, LLC.  Ms. Stanek is a member of the Executive, Compensation and Human Resources Committees, chair of the Human Resources Committee and has been a director since August 2003. Ms. Stanek was a director of our predecessor company since June 2002. Ms. Stanek is also a director of Robert W. Baird & Co., Incorporated, Baird Financial Corporation, Baird Holding Company, Aurora Health Care System, Inc., and the West Bend Mutual Insurance Company.

Jeanette Tully

        Jeanette Tully, 58, retired in late 2002 from Entravision Communications Corporation, where she served as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Entravision in 1996, Ms. Tully was Executive Vice President and Chief Financial Officer of Alliance Broadcasting Company before its sale to Infinity Broadcasting in early 1996. From 1986 to 1994, Ms. Tully was Vice President of Communications Equity Associates, Inc., a media investment banking and brokerage firm. She also served as Chief Financial Officer of Harte-Hanks Communications’ Broadcasting and Entertainment Division. Ms. Tully is a Certified Public Accountant. Ms. Tully was elected to the Board in February 2005 and is a member of the Compensation Committee. Ms. Tully is also a director of Radiovisa Corporation.

Terms Expiring at the 2007 Annual Meeting of Shareholders

Don H. Davis, Jr.

        Don H. Davis, Jr., 66, retired, served as Chairman of Rockwell Automation, Inc., a provider of industrial automation power, control and information products and services, from February 1998 until February 2005, and as Chief Executive Officer from October 1997 to February 2004. Mr. Davis stepped down as Chairman of Rockwell on February 2, 2005. Mr. Davis is a member of the Executive, Human Resources and Nominating and Corporate Governance Committees, the chair of the Executive and Nominating and Corporate Governance Committees and has been a director since December 2003. Mr. Davis is also our Lead Director. Mr. Davis also serves on the boards of directors of Rockwell Automation, Inc., Illinois Tool Works Inc., and Ciena Corporation.

David G. Meissner

        David G. Meissner, 68, retired, served as volunteer Chairman of the Public Policy Forum, Inc., an independent, non-profit organization dedicated to providing information on community issues for government, businesses and citizens, from April 2002 to April 2004. Previously at the Public Policy Forum, Inc., Mr. Meissner served as the President from January 2000 to March 2002 and as the Executive Director from March 1995 to December 1999. Mr. Meissner is a member of the Human Resources and Nominating and Corporate Governance Committees and has been a director since April 2004. Mr. Meissner was a director of our predecessor company from June 1988 to February 2003.

Board Meetings and Committees

        Our Board currently maintains five standing committees: Audit, Compensation, Executive, Human Resources, and Nominating and Corporate Governance. In 2005, the Board met six times. In 2005, the Board appointed Mr. Davis as the Lead Director. As Lead Director, Mr. Davis acts as the presiding director for all executive sessions of the non-management Board members. The non-management directors met in executive session, without management or Mr. Smith present, five times in 2005.

        Shareholders who wish to send communications to the Board or to a particular member of the Board may do so by delivering a written communication to Paul E. Kritzer, Vice President and Secretary, Journal Communications, Inc., P. O. Box 661, Milwaukee, WI 53201-0661, who will promptly forward such written communications to the indicated director or directors. Alternatively, shareholders may contact our outsourced hotline at (800) 297-8132 and request that concerns be delivered to our Lead Director, Audit Committee chairman, and/or to each or any of our directors.

        Board members are expected to attend all Board meetings and all annual and special meetings of shareholders. All members of the Board were present at our 2005 Annual Meeting of Shareholders.

        The Board has adopted standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the listing standards of the New York Stock Exchange and are included as Appendix A to this Proxy Statement. Based on these standards, the Board has determined that Messrs. Peirce, Drury, Davis, Newcomb and Meissner and Ms. Stanek and Ms. Tully are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. In addition to the foregoing, with respect to Mr. Meissner, the Board also considered the share ownership of Matex Inc., of which Mr. Meissner is a director and executive officer, and the provisions of the Shareholders Agreement, dated as of May 12, 2003, by and among the Company, our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust in reaching its independence determination.

        The following table sets forth the names of our directors who served on each of the standing committees of the Board in 2005, as well as how many times each committee met in 2005.

Board Member	Audit	Compen- sation	Nominating and Corporate Governance	Executive	Human Resources
Steven J. Smith
Don H. Davis, Jr			X	X	X
David J. Drury	X		X
David G. Meissner			X		X
Jonathan Newcomb	X
Roger D. Peirce	X	X		X
Mary Ellen Stanek		X		X	X
Jeanette Tully		X
Meetings Held in 2005	14	4	2	2	2

        During 2005, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

        Audit Committee. Our Board maintains a standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The purposes of the Audit Committee include assisting the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee also provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Audit Committee has the sole authority to retain and terminate our independent auditors. It is directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee also pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors (subject to certain de minimis exceptions for non-audit services).

        In carrying out its responsibilities, the Audit Committee, among other things:

•	reviews and discusses with management and the independent auditors our interim financial statements and our annual audited financial statements, related footnotes and financial information, and recommends to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	discusses with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviews disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q;

•	reviews the performance and independence of our independent auditors; and

•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The Audit Committee is currently comprised of three members, all of whom are independent as that term is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, as well as the director independence standards adopted by the Board. The Board has adopted a written charter for the Audit Committee that is available on our web site at www.journalcommunications.com. In addition, the Board has determined that each of Mr. Drury, Mr. Peirce and Mr. Newcomb qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

        Compensation Committee. Our Board maintains a standing Compensation Committee. The purposes of the Compensation Committee include discharging the Board’s responsibilities relating to compensation of our executive officers. In carrying out its responsibilities, the Compensation Committee, among other things:

•	determines and approves our compensation philosophy;

•	reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, and sets the salary, bonus, equity grants (if any) and other benefits for the Chief Executive Officer in light of the corporate goals and objectives;

•	determines and approves the compensation and benefits paid to the other executive officers and key employees;

•	determines the overall scope of participation in our incentive plans and which executive officers shall participate in the plans, as well as the overall scope and weighting of performance measures and target award levels under the plans; and

•	determines the aggregate incentive compensation awards for all participants in the plans as a group.

        The Compensation Committee is currently comprised of three members, all of whom are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our web site at www.journalcommunications.com.

        Nominating and Corporate Governance Committee. Our Board maintains a standing Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee include identifying and recommending to the Board qualified potential director nominees for election at each of our annual shareholders’ meetings and developing and recommending to the Board our governance principles.

        The Nominating and Corporate Governance Committee is currently comprised of three members, all of whom are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our web site at www.journalcommunications.com.

        The Nominating and Corporate Governance Committee will consider candidates recommended by our shareholders for election as directors. Shareholders who wish to propose nominees for election as directors must follow certain procedures contained in our bylaws. In the case of nominees for election at an Annual Meeting, shareholders must send notice to our Secretary at our principal office on or before December 31 of the year immediately preceding such Annual Meeting; provided, however, that if the date of the Annual Meeting is on or after May 1 in any year, notice must be received not later than the close of business on the day which is determined by adding to December 31 of the immediately preceding year the number of days on or after May 1 that the Annual Meeting takes place. In the case of nominees for election at a special meeting, shareholders must send notice to our Secretary at our principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following the day on which public announcement is first made of the date of such special meeting. In either case, the notice must contain certain information specified in our bylaws, including certain information about the shareholders bringing the nomination (including, among other things, the number and class of shares held by such shareholder(s)) as well as certain information about the nominee (including, among other things, a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is to be made, and other information that would be required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended). All business to be conducted at a special meeting must have been described in the notice of meeting sent to shareholders pursuant to our bylaws; as a result, nominations for directors at a special meeting may be made if the notice of such meeting includes the election of directors as an item of business to be conducted.

        In its process to select director nominees, the charter directs the Nominating and Corporate Governance Committee to consider such criteria as skill set, experience, personal integrity, diversity and the ability to act on behalf of shareholders. The charter also directs the Nominating and Corporate Governance Committee to determine if the nominee satisfies the professional and governance standards established by the Securities and Exchange Commission and the New York Stock Exchange. In addition to these charter requirements, the Nominating and Corporate Governance Committee believes that our directors, including nominees for director, must meet certain minimum qualifications and possess certain qualities and skills. Specifically, the Nominating and Corporate Governance Committee believes that our directors and nominees must:

•	exhibit high standards of integrity, commitment and independent thought and judgment;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	have substantial senior management experience and/or financial expertise or other relevant experience and/or prior public company board experience;

•	possess a range of skills that will allow a Board member to provide sound guidance with respect to our operations and interests;

•	have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board and committee meetings and reviewing all material in advance;

•	have the ability to discus major issues and come to a reasonable conclusion;

•	have the capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to our company;

•	be collegial while having the ability to be direct and unafraid to disagree on important issues;

•	have the ability to represent us effectively to the financial press, investment institutions and other constituencies if requested by the Board; and

•	either have direct business exposure to the publishing, broadcasting or telecommunications industry and/or be able to participate in direct learning experiences about our major businesses.

        During 2005, the Nominating and Corporate Governance Committee used a compensated third party in its process to identify and evaluate nominees for director.

        The Chairman and Chief Executive Officer maintains an active list of potential Board candidates. The list is presented on a regular basis to the Nominating and Corporate Governance Committee, no less often than annually. Members of the Board, the Chairman and Chief Executive Officer, and various advisors and other parties (including shareholders) may from time to time present suggestions concerning Board candidates. Candidates are considered for the Board based on the selection criteria that has been established by the Board. The Nominating and Corporate Governance Committee will evaluate nominees for director submitted by shareholders who comply with the previously described procedures for submitting such nominations in the same manner as it evaluates other nominees.

        Executive Committee. Our Board maintains a standing Executive Committee. The Executive Committee assists the Board in discharging its responsibilities with respect to the management of the business and affairs of the Company when it is impracticable for the full Board to act. The Executive Committee has such authority as may be delegated from time to time by the Board, and, in the intervals between meetings of the Board, can exercise the powers of the Board in directing the management of the business and affairs of the Company (except as limited by applicable law, regulation or listing standards). The Executive Committee is currently comprised of three members. The Board has adopted a written charter for the Executive Committee, a copy of which is available on our web site at www.journalcommunications.com.

        Human Resources Committee. Our Board maintains a standing Human Resources Committee. The Human Resources Committee provides oversight of the policies and practices relating to employee relations and human resource activities, including, among others, hiring and retention policy, employee ownership culture activities and programs, talent management programs, performance management, diversity policies and practice, leadership development, manager succession planning and design of retirement and welfare plan programs. The Human Resources Committee is currently comprised of three members. The Board has adopted a written charter for the Human Resources Committee, a copy of which is available on our web site at www.journalcommunications.com.

Director Compensation

        In 2005, we paid our directors (except those who are also employees or employees of one of our subsidiaries) an annual retainer fee of $30,000 plus $1,500 for each Board or committee meeting attended except for teleconference meetings where a $750 fee was paid. We paid an additional annual retainer of $10,000 to the Lead Director, who is also the chair of the Nominating and Corporate Governance Committee. We also paid additional annual retainers of $7,500 each to the chairs of the Audit and Compensation Committees and $5,000 to the chair of the Human Resources Committee. In addition, it is our policy that at each Annual Meeting, each director will be awarded 3,000 shares of unrestricted stock. In accordance with this policy, each director received a grant of such shares at the 2005 Annual Meeting. Finally, we reimburse directors for their reasonable travel expenses relating to attendance at Board or committee meetings.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

        The following table describes the beneficial ownership of our class A shares, class B shares and class C shares as of the record date held by (i) each of our directors and nominees and those of our executive officers who are named in the Summary Compensation Table below under “Executive Compensation—Summary Compensation Information”; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of any class of our common stock. We believe that all of the people and entities listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

                [Note: To be updated based on share ownership at record date of February 27, 2006; current information is as of February 1, 2006]

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock			Class C Common Stock
Name of Beneficial Owners	Shares	%	Shares		%	Shares	%
	Directors and Executive Officers
Steven J. Smith	100	*	315,631		*	--	--
Douglas G. Kiel	--	*	159,740		*	--	--
Paul M. Bonaiuto	--	*	176,101		*	--	--
Elizabeth Brenner	1,767	*	11,319		*
Don H. Davis, Jr	--	*	13,506	(1)	*	--	--
James J. Ditter	27,000	*	35,000		*
David J. Drury	5,000	*	14,500	(2)	*	--	--
David G. Meissner(3)	7,000	*	12.027	(1)	*	--	--
Jonathan Newcomb	--	*	4,500		*	--	--
Roger D. Peirce	3,000	*	14,500	(2)	*	--	--
Mary Ellen Stanek	7,000	*	14,500	(2)	*	--	--
Jeanette Tully	--	*	4,500		*	--	--
All directors and executive officers as a
group (23 persons)	94,867				4.4%	--	--
			1,519,931

	Five Percent Holders

The Journal Company (4)	--	--		8,676,705		___	%	--	--
Matex Inc. (5)	(5)	(5)		4,631,000	(5)	___	% (4)	2,992,000	91.7%
Royce & Associates, LLC (6)	2,071,450	___	%	--		--		--	--

* Denotes less than 1%

(1)	Includes 5,000 shares of class B Common Stock that may be purchased upon the exercise of vested stock options.

(2)	Includes 10,000 shares of class B Common Stock that may be purchased upon the exercise of vested stock options.

(3)	Mr. Meissner is an officer and director of Matex Inc. As trustee and/or beneficiary of certain trusts, Mr. Meissner also beneficially owns approximately 30% of the outstanding shares of Matex Inc. Members of the family of Harry T. Grant, our former chairman, have a beneficial interest in the remaining shares of Matex Inc. Mr. Meissner has specifically disclaimed the beneficial ownership of any shares of our stock beneficially owned by Matex because he does not have the power to vote or direct the voting of, nor to dispose or to direct the disposition of such shares.

(4)	The Journal Company is our wholly owned subsidiary. Pursuant to applicable state law, the class B shares held by The Journal Company are not entitled to vote.

(5)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. Matex Inc. is owned and controlled by members of the Grant family. See “Certain Transactions” for a discussion of the shareholders agreement we entered into with Matex Inc. and the other Grant family shareholder, Abert Family Journal Stock Trust. Matex Inc. currently owns the indicated number of class B shares and class C shares. Each class C share is convertible at any time into either (i) 0.248243 class A shares and 1.115727 class B shares, or (ii) 1.36397 class A shares. Assuming conversion of all of the class C shares listed into class A and class B shares as provided in the foregoing clause (i), Matex Inc. would own 742,743 class A shares (or approximately ___% of the outstanding shares of the class) and 7,969,255 class B shares (or approximately ___% of the outstanding shares of the class). Assuming conversion of all of the class C shares listed into solely class A shares as provided in the foregoing clause (ii), Matex Inc. would own 4,080,998 class A shares (or approximately ____% of the outstanding shares of the class) and 4,631,000 class B shares (or approximately ____% of the outstanding shares of the class).

(6)	The share ownership information given is as of or about December 31, 2005, as reported by Royce & Associates, LLC (“Royce”) in its Schedule 13G filed with the Securities and Exchange Commission, and the percentage of outstanding class A shares represented is as of the record date. The address for this shareholder is 1414 Avenue of the Americas, 9th Floor, New York, NY 10019. Royce has sole voting power with respect to all of these shares and sole dispositive power with respect to all of these shares.

EXECUTIVE COMPENSATION

Report on Executive Compensation

        We have in place an executive base compensation plan, an Annual Management Incentive Plan (the “Annual Plan”), our previous form of Executive Management Incentive Plan (the “Old Executive Plan”) applicable to certain of our executive officers including the Chief Executive Officer under which long-term compensation awards were granted through 2005, and the new Executive Management Incentive Plan (the “New Executive Plan”), which replaces the Old Executive Plan and is also applicable to certain of our executive officers including the Chief Executive Officer, and under which long-term compensation awards were granted beginning in 2005 and future long-term compensation awards will be granted.

        Our Compensation Committee assists the Board in discharging the Board’s responsibilities relating to compensation of our executive officers. The Compensation Committee is currently comprised of three members, all of whom are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. For 2005, the Compensation Committee maintained the executive base compensation plan, the Annual Management Incentive Plan, the Old Executive Plan (covering the 2003-2005 plan cycle) and the New Executive Plan (covering the 2005-2006 plan cycle). In addition, the Compensation Committee maintained our 2003 Equity Incentive Plan, pursuant to which grants of stock-based awards can be made to our executive officers and other employees, and our 2003 Employee Stock Purchase Plan, pursuant to which our executive officers and other employees are entitled to purchase shares of our class B common stock.

        The following report describes the overall compensation philosophy of the Compensation Committee, the various components that comprise the compensation available to our executive officers (including our named executive officers), and the determinations of the Compensation Committee with respect to our executive officers’ compensation for 2005 and certain aspects of that compensation for 2006.

Compensation Philosophy

        The Compensation Committee, together with senior management, believes that our executive compensation plans should be designed to (i) provide aggregate compensation opportunities at levels competitive for comparable positions at companies that it considers comparable to us and (ii) tie a significant portion of executive compensation, both annually and over the longer term, to success in meeting specified performance goals.

        To assist the Compensation Committee in determining market-comparable compensation levels, the Compensation Committee periodically retains compensation consultants to perform compensation surveys and to provide other advice. The surveys generally include media companies and companies in similar industries, as well as companies representing a broader cross-section of businesses. More companies are included in these surveys than are included in the two indices used in the stock performance graph on page 27 because the Compensation Committee believes that we compete for executive talent with companies in different industries.

Executive Base Compensation Plan

        In determining base salaries for 2005, the Compensation Committee reviewed the experience and qualifications of the executive in each officer position and the duties and level of responsibilities found within each position. Comparative salaries paid by other companies (based on compensation surveys prepared by the outside compensation consultants retained by the Compensation Committee), were considered in evaluating the salary level for each executive, as was our Company’s historical performance, then-current salary levels and the recommendation of our Chairman and Chief Executive Officer (with respect to base salaries for all executives except the Chairman and Chief Executive Officer). Based on the Compensation Committee’s review of the foregoing and individual performance for 2004, base salaries for executive officers were generally increased for 2005.

        The base compensation of our Chairman and Chief Executive Officer, Steven J. Smith, is determined primarily by reference to the factors listed above, except that Mr. Smith does not make a recommendation with respect to his own base salary. In addition to the factors listed above, the Compensation Committee conducted a review of Mr. Smith’s performance in 2004 to assist in determining his base salary for 2005. The Compensation Committee set Mr. Smith’s base salary for 2005 at $700,000, taking into consideration Mr. Smith’s continued execution of the Company’ strategic plan, his leadership efforts in successful acquisitions and divestitures, our financial performance and his overall outstanding performance during 2004.

        For 2006, the Compensation Committee decided to leave Mr. Smith’s base salary at the same rate it was in 2005. In addition, the Compensation Committee and Mr. Smith, the Chairman and Chief Executive Officer, set the base salary for 2006 at the same rate it was in 2005 for the other senior corporate executives and the presidents of the subsidiaries with one exception.

Annual Management Incentive Plan

        We maintain the Annual Plan to reward key individuals for achieving financial and non-financial goals. The Compensation Committee approves eligibility for participation in the Annual Plan as well as the annual financial objectives. The potential bonus payments are stated as a percentage of base salary and generally increase with job responsibility, and are based on achievement of the annual financial objectives and individual performance. Participants in the Annual Plan are generally eligible to receive awards at or between “threshold,” “target” or “maximum” levels depending upon the achievement of annual financial objectives and individual performance.

        For 2005, bonuses for corporate executives under the Annual Plan, including Mr. Smith, were based on corporate return on equity and revenue targets. For each subsidiary president, bonuses were based on the attainment of a combination of corporate return on equity and targets for revenue and return on invested capital and revenue targets for his or her respective subsidiary. In addition, a portion of the bonus payments under the Annual Plan for 2005 was determined based on an assessment of each individual participant’s performance. For Mr. Smith for 2005, achievement of threshold, target or maximum levels of company financial and individual performance would result in a payment of 22.5%, 48.75% or 75.0% of base salary, respectively. For our other executive officers participating in the Annual Plan for 2005, achievement of threshold, target or maximum levels of company financial and individual performance would result in payments ranging between 12.0-21.0%, 26.0-45.5% or 40.0-70.0% of base salary, respectively.

        The Compensation Committee met in February 2006 to review bonus payouts for 2005 under the Annual Plan based on the established corporate financial goals and individual performance. Based on our Company’s performance in 2005 and his individual performance, Mr. Smith received an annual incentive bonus of $0 based on company financial performance and $78,750 for individual performance, to be paid in 2006. This payment places his award at approximately 11% of 2005 base salary. Our other corporate executive officers received annual incentive bonuses at less than their respective targeted opportunity levels because they were based solely on individual performance. Additionally, two of our subsidiary executives received annual incentive bonuses at a level above their respective threshold opportunity levels based on a combination of individual and subsidiary performance, and the remaining subsidiary executives received annual incentive bonuses at less than their respective targeted opportunity levels based on individual performance only.

        The Compensation Committee met in December 2005 to approve the various financial targets for the Annual Plan for 2006. For 2006, bonuses for corporate executives under the Annual Plan, including Mr. Smith, will continue to be based on corporate return on equity and targets for revenue. For each subsidiary executive, bonuses will continue to be based on the attainment of a combination of corporate return on equity and revenue targets and the subsidiary’s performance in 2006 relative to financial targets that vary among the subsidiaries, including targets for revenue, pre-tax return on sales, return on invested capital and value-added sales. In addition, a portion of the bonus for each corporate executive and subsidiary executive will be based on an assessment of each participant’s individual performance.

        Also in December 2005, the Compensation Committee approved revisions in the award opportunities that may be earned under the Annual Plan. The threshold, target and maximum annual cash bonuses that may be earned in 2006 for company financial and individual performance are 30%, 60% and 90%, respectively, of base salary for Mr. Smith and 15-25%, 30-50% and 45-75%, respectively, of base salary for other executive officers.

        Amounts paid to our named executive officers under the Annual Plan are provided in the table entitled “Summary Compensation Information” below.

Executive Management Incentive Plans

        To motivate management to achieve results that will enhance shareholder value over the long term, we have in place an Executive Management Incentive Plan.

        The last performance cycle under the prior version of this plan, the Old Executive Plan, was approved by the compensation committee of our predecessor company in 2003 for the 2003-2005 performance period. The compensation committee of our predecessor company determined eligibility for participation in the Old Executive Plan as well as the financial goals under such plan. Payouts under the Old Executive Plan are made in cash, are made each year and are based on achievement of corporate financial goals over the preceding three-year performance cycle or, for officers with overall responsibility for the performance of subsidiaries, both corporate and subsidiary financial goals over the preceding three-year performance cycle. The 2003-2005 performance period is the final performance cycle under the Old Executive Plan and no further awards will be paid under the Old Executive Plan.

        The financial goals for the three-year performance period under the Old Executive Plan ending in 2005 consisted of the sum of three years pre-tax earnings for the individual subsidiaries and the sum of three years net earnings for the Company, as adjusted for certain extraordinary occurrences during the three-year performance cycle. Based on these financial goals, our corporate executive officers received incentive bonuses at 32% of targeted opportunity levels. Also, based on a combination of corporate and subsidiary financial goals, one subsidiary executive received an incentive bonus at his targeted opportunity level and the remaining subsidiary executives received incentive bonuses at below targeted opportunity levels. In addition, one retired subsidiary executive received an incentive bonus at below targeted opportunity level, and received a payout of two-thirds of the amount of such bonus to reflect his service with the Company in 2003 and 2004 only. Awards made to our named executive officers under the Old Executive Plan are provided in the table entitled “Summary Compensation Information” below.

        The Compensation Committee, in conjunction with the outside compensation consultants retained by the Compensation Committee, conducted an in-depth review of long-term incentive compensation and determined that it was desirable to include an equity component to the potential long-term awards for future performance periods. The Compensation Committee also determined that it was desirable to have two-year performance cycles rather than the three-year cycles being utilized under the Old Executive Plan, at least for the initial cycle and subject to future evaluation.

        As a result, in 2005, the Board and the Compensation Committee established the New Executive Plan, under which we granted long-term incentive awards in 2005 and will grant all future long-term incentive awards. In February 2005, the Compensation Committee granted performance units to participants under the New Executive Plan with a performance cycle that began on January 3, 2005 and will end on December 29, 2006. Payouts earned under the 2005-2006 performance period will be made partly in cash and partly in grants of class B common stock and will be made in early 2007. Equity grants will be made pursuant to the Company’s 2003 Equity Incentive Plan.

        The New Executive Plan is based on total shareholder return on the Company’s class A common stock compared to total shareholder return on the common stock of a customized peer group of companies. The definition of total shareholder return used in our analyses is the annualized rate of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of the dividend reinvestment. Participants in the New Executive Plan will receive at the start of each performance period a number of performance units to be determined by multiplying the participant’s base salary by his or her target percentage of salary, which target ranges by participant from 100% to 50%, then dividing by the initial performance unit value of $100 per unit. Total shareholder return for purposes of the New Executive Plan will be measured based on the change in the 10-day average trading price of our common stock on the New York Stock Exchange at the beginning of the performance period to the 10-day average trading price at the end of the performance period. At the end of the performance period, if our 10-day average trading price is not greater than it was at the beginning of the performance period, then no payouts will be made under the New Executive Plan. However, if at the end of the performance period our 10-day average trading price is greater than it was at the beginning of the performance period, then our total shareholder return will be compared to the total shareholder return of a peer comparison group of companies to determine a relative performance rank. Based on this performance rank, each participant will receive an amount payable per performance unit that ranges between $0 and $150.

        The Compensation Committee has not yet granted awards for future performance cycles under the New Executive Plan but expects to do so. The Compensation Committee also plans to review the New Executive Plan during 2006 and may revise the plan structure and/or cycle.

Stock Ownership Guidelines

        In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align the financial interests of our directors and executive officers with those of our shareholders. Directors are required to own 10,000 shares of stock. The requisite ownership amounts for executive officers are 175,000 shares for the Chairman and Chief Executive Officer; 100,000 for the President; 70,000 shares for the Executive Vice President and Chief Financial Officer; 35,000 for the Senior Vice President and General Counsel; and 20,000 to 35,000 for certain executives of our operating subsidiaries. Equity awards under the New Executive Plan, if earned, may be used to satisfy these stock ownership requirements.

        Attainment of these ownership levels will be reviewed regularly by the Compensation Committee. Those subject to stock ownership guidelines should meet the guidelines within 5 years of adoption or, for new hires, within 5 years of hire date.

Policy with Respect to the $1 Million Deduction Limit

        Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the Proxy Statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Compensation Committee’s commitment to link compensation with performance as described in this report, the Committee intends to qualify future compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances.

Other

        Our executive officers are also eligible to purchase shares of our class B common stock under our 2003 Employee Stock Purchase Plan.

        This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:

Roger D. Peirce, Chair Mary Ellen Stanek Jeanette Tully

Summary Compensation Information

        In the table below, we describe the compensation earned for the last three years by our Chief Executive Officer and certain of our other executive officers whose salary and bonuses were more than $100,000 in 2005. For purposes of this table, we have included compensation paid by our predecessor company. We sometimes refer to the people in the table below as our “named executive officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation(2)	Securities Under- lying Options	LTIP Payments ($)	All Other Compen- sation ($)(3)
Steven J. Smith	2005	696,154	78,750	--	0	183,263	3,700
Chairman and	2004	646,538	430,677	--	0	328,048	3,799
Chief Executive	2003	602,693	505,776	--	0	0	4,130
Officer
Douglas G. Kiel	2005	490,308	55,216	--	0	97,496	3,700
President	2004	456,289	289,643	--	0	175,956	3,799
	2003	434,154	279,164	--	0	0	4,130
Paul M. Bonaiuto	2005	391,846	42,444	--	0	69,877	3,700
Executive Vice	2004	376,616	200,364	--	0	127,365	3,799
President and	2003	358,462	208,497	--	0	0	4,130
Chief Financial
Officer
James J. Ditter	2005	333,100	74,342	--	0	145,363	5,150
Vice President	2004	320,231	133,331	--	0	69,991	5,224
	2003	310,154	42,453	--	0	--	5,430
Elizabeth Brenner (4)	2005	360,577	37,500	--	--	--	94,739
Vice President	2004	14,423	287,700	--	--	--	--
	2003	--	--	--	--	--	--

(1)	All bonus amounts indicated were paid pursuant to our Annual Management Incentive Plan, except that in 2003 Mr. Smith received a special bonus of $150,000 and Messrs. Kiel and Bonaiuto bonuses of $40,000 each, in recognition of their leadership and outstanding performance in guiding the Company through the process of its initial public offering. Ms. Brenner’s bonus includes a one-time special bonus in the amount of $287,720 earned in 2004, which was paid in cash and shares of our class B common stock.

(2)	The amount of the perquisites and other personal benefits, securities or property paid to each of the named executive officers was less than $15,000 in 2005.

(3)	For Messrs. Smith, Kiel, Bonaiuto and Ditter, employer contributions to the Investment Savings Plan (a 401(k) plan) on behalf of these officers represent all of the compensation in the “All Other Compensation” column. For Ms. Brenner, moving expenses represent all of the compensation in the column.

(4)	Ms. Brenner joined the Company in December 2004.

Stock Options and Restricted Share Grants

        We currently have in place our 2003 Equity Incentive Plan. There were no stock options granted under the 2003 Equity Incentive Plan to our named executive officers in fiscal 2005, and none of our named executive officers held or exercised options during 2005. Additionally, there were no shares of restricted stock granted under the 2003 Equity Incentive Plan to our named executive officers in fiscal 2005.

Executive Management Incentive Plans

        Payouts under the New Executive Plan are based on the total shareholder return on the Company’s class A common stock compared to total shareholder return on the common stock of a customized peer group of companies. For additional information regarding the New Executive Plan, see “Executive Compensation – Report on Executive Compensation – Executive Management Incentive Plans.” The participants in the New Executive Plan are certain of our executive officers, including the Chief Executive Officer, as determined by the Compensation Committee. The following table shows the threshold, target and maximum awards that are potentially payable to the named executive officers for the performance period of 2005-2006. This table is calculated on each executive’s base salary at the beginning of the performance period.

New Executive Plan – Potential Payouts for 2005-2006 Period

	Beginning Base	Targeted %	Estimated Future Payouts under the Plan
Participant	Salary	Opportunity	Threshold	Target	Maximum
Steven J. Smith	$700,000	100%	$280,000	$700,000	$1,050,000
Douglas G. Kiel	$493,000	75%	$147,000	$369,750	$554,625
Paul M. Bonaiuto	$393,000	65%	$102,180	$255,450	$383,175
James J. Ditter	$334,000	55%	$73,480	$183,700	$275,550
Elizabeth Brenner	$375,000	55%	$82,500	$206,250	$309,375

Deferred Compensation Plan

        We also maintain a Deferred Compensation Plan under which participants may defer a portion of base salary and a portion or all of their payment from the Annual Plan. The Deferred Compensation Plan shelters a participant’s deferrals from taxes until the participant receives such deferrals when he or she leaves our Company or retires. The participant’s deferrals receive an annual return based on the prime interest rate minus 1.5%.

Pension Plan and Supplemental Benefit Plan

        The following table shows the approximate retirement benefit payable on retirement at age 65 under our Employees’ Pension Plan and our Supplemental Benefit Plan for employees in specified compensation ranges with varying years of participation in the plans:

Estimated Annual Retirement Benefit

Five Year Average	Years of Benefit Service
Compensation	20	25	30	35

$300,000	$66,588	$83,232	$99,876	$116,520
400,000	90,852	113,568	136,272	158,988
500,000	115,116	143,904	172,680	201,456
600,000	139,392	174,228	209,076	243,924
700,000	163,656	204,564	245,472	286,392
800,000	187,920	234,900	281,880	328,260
900,000	212,194	265,236	318,276	371,328
1,000,000	236,448	295,560	354,672	413,784

        The Employees' Pension Plan is completely funded by us. Our contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974. The amount of accrued benefits is actuarially determined under the accrued benefit valuation method. It is a defined benefit pension plan that provides benefits for our employees as well as employees of certain of our subsidiaries who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment (taking into account annual salary and annual incentive compensation as reported in the summary compensation table), number of years of benefit service and an actuarially determined Social Security offset.

        The Supplemental Benefit Plan is a non-qualified, unfunded, defined benefit plan that supplements payments under the Employees' Pension Plan. Benefits payable under the Supplemental Benefit Plan are calculated without regard to the limitations imposed on the amount of compensation that may be taken into account under the Employees' Pension Plan. Future benefits payable under the Supplemental Benefit Plan are based on a participant's base salary and annual incentive compensation only and do not take into account a participant's long-term compensation under either the Old Executive Plan or the New Executive Plan. Payments that we are currently making to Robert A. Kahlor, our former chairman and chief executive officer, are payable pursuant to an earlier version of the Supplemental Benefit Plan that took into account a participant's base salary, annual compensation and long-term compensation.

        With respect to the officers and directors listed in the summary compensation table above, all five are participants in the Employees' Pension Plan. Mr. Smith has 28 years of Employees' Pension Plan benefit service, Mr. Kiel has 18 years, Mr. Bonaiuto has 10 years and Mr. Ditter has 12 years as of the record date. Ms. Brenner does not have any years of benefit service as of the record date.

Compensation Committee Interlocks and Insider Participation

        Mr. Smith, our Chairman and Chief Executive Officer, has served as a director of Badger Meter, Inc. since February 2000, and served on the Corporate Governance Committee of the Board of Directors of Badger Meter, Inc. (which committee has responsibility for executive compensation matters) from May 2003 to April 2005. James Forbes, one of our directors until his retirement at the 2005 Annual Meeting, previously served as Chairman and Chief Executive Officer of Bader Meter, Inc. and served as a director of our predecessor company since 1996. Mr. Forbes was the chair of our Audit Committee and served on the Executive and Nominating and Corporate Governance Committees, and he also served as our Lead Director until his retirement. Mr. Smith did not serve on the Corporate Governance Committee of the Board of Directors of Badger Meter, Inc. at any time while Mr. Forbes was an employee of Badger Meter, Inc.

Agreements with Named Executive Officers

        On February 8, 2005, the Board approved an employment agreement between our Company and Steven J. Smith, our Chairman and Chief Executive Officer, dated as of February 8, 2005. Under this agreement, we agreed to employ Mr. Smith as Chairman of the Board and Chief Executive Officer for a term of employment that automatically renews on a day-by-day basis such that it always has a three-year term. Either Mr. Smith or our Company may give written notice of his or our intent to terminate the "rolling" nature of the employment agreement, in which case the term will end as of the date immediately preceding the third anniversary of the delivery of such notice. Pursuant to the terms of this agreement, Mr. Smith's compensation will consist of the following components: (i) an annual base salary of not less than his aggregate annual base salary from our Company and our affiliates as in effect immediately before the date of the employment agreement, to be reviewed at least annually for possible increase; (ii) continued participation in our short-term and long-term incentive compensation plans, under which his annual and long-term incentive targets will be equal to or higher than the targets set for other of our senior executives; (iii) participation in all of our applicable incentive, savings and retirement plans, practices, policies and programs in which our other senior executives participate; and (iv) eligibility (with his family) for all welfare benefit plans, practices, policies and programs provided by us (such as medical, disability and group life insurance) for which our other senior executives are eligible.

        If, prior to the end of the term of the employment agreement, we terminate Mr. Smith's employment other than for cause or disability (each as defined in the employment agreement), or Mr. Smith terminates his employment for good reason (as defined in the employment agreement), we will continue to provide Mr. Smith with the compensation and benefits called for by the employment agreement for three years (with incentive compensation equal to the average incentive compensation that Mr. Smith earned for the two calendar years immediately preceding his termination date and with stock-based awards being paid in cash equal to the fair market value of the awards that would otherwise have been granted); provided, however, that if the employment agreement has been terminated by Mr. Smith for good reason based on our delivery of notice of our intent not to renew the agreement on or after April 30, 2012, then his compensation after termination will be limited to 50% of the annual salary, incentive compensation and welfare benefit plans, practices, policies and programs that would otherwise be payable. In addition to the foregoing, any restricted stock outstanding on the date of termination will be fully vested, all stock options outstanding on such date will be fully vested and exercisable and any performance shares or units will be governed by the terms and conditions of our long-term incentive plan under which they were awarded. Mr. Smith will also be entitled to reasonable office and administrative support for one year following any termination of employment.

        During the term of his employment with our Company and for a period of two years thereafter, Mr. Smith has agreed that he (i) will protect and preserve all confidential information of our Company (as defined in the employment agreement); (ii) will not participate in or assist, either directly or indirectly, a competitive business (as defined in the employment agreement); and (iii) will not solicit, either directly or indirectly, any employee of our Company who was supervised by him.

AUDIT COMMITTEE REPORT

        In accordance with its written charter adopted by the Board, the Audit Committee assisted the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor's qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed the audited financial statements for 2005 with management. The Audit Committee also discussed the matters required to be discussed by Statement of Auditing Standard No. 61 with the Company's independent auditors, Ernst & Young LLP. The Audit Committee received a written disclosure and letter from Ernst & Young LLP as required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

        This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

David J. Drury, Chairman Jonathan Newcomb Roger D. Peirce

ERNST & YOUNG LLP DISCLOSURE

        The Audit Committee of the Board appointed Ernst & Young LLP as our independent auditors for 2005, and we expect the Audit Committee of the Board to appoint Ernst & Young LLP as our independent auditors for 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. Ernst & Young LLP has served as our independent auditors for at least 80 years. During 2005, Ernst & Young LLP performed an annual audit of our consolidated financial statements for inclusion in the annual report to shareholders and required filings with the Securities and Exchange Commission.

        Audit Fees. Ernst & Young LLP served as our independent auditors in 2005. The aggregate audit fees billed by Ernst & Young LLP for the fiscal years ended December 25, 2005 and December 26, 2004 were $701,208 and $861,057, respectively. Audit fees include fees billed for professional services rendered for the audit of our annual financial statements and management's assessment under Section 404 of the Sarbanes Oxley Act, the review of quarterly financial statements and statutory and regulatory filings.

        Audit-Related Fees. The aggregate audit-related fees billed by Ernst & Young LLP for the fiscal years ended December 25, 2005 and December 26, 2004 were $12,107 and $51,052, respectively. Audit-related fees include fees billed for assurance and related services for attest services and consultations concerning financial accounting and reporting matters not classified as audit.

        Tax Fees. The aggregate tax fees billed by Ernst & Young LLP for the fiscal years ended December 25, 2005 and December 26, 2004 were $0 and $23,626, respectively. Tax fees include fees billed for professional services rendered for tax compliance, tax advice and tax planning.

        All Other Fees. All other fees for products and services other than those in the above three categories billed by Ernst & Young LLP for the fiscal years ended December 25, 2005 and December 26, 2004 were $241,335 and $0, respectively. These fees were billed for the audit and interim review of the three television stations that we purchased from Emmis Communications Corporation on December 5, 2005.

        Our Audit Committee does not consider the provision of non-audit services by Ernst & Young LLP to be incompatible with maintaining auditor independence. Pursuant to the provisions of the Audit Committee charter, all audit services and all permitted non-audit services (unless de minimis) provided by our independent auditors, as well as the fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit, audit-related, tax and other services provided by Ernst & Young LLP during 2005 were approved by our Audit Committee in accordance with 17 CFR 210.2-01(c)(7)(i) and the terms of the Audit Committee charter.

PROPOSED AMENDMENTS TO OUR AMENDED AND RESTATED ARTICLES
OF INCORPORATION TO ELIMINATE THE CURRENT THREE TRADING DAYS "SALES/WAITING
PERIOD" IN THE "B MARKET" UNDER OUR ARTICLES

        Current "B Market" Under Our Articles. Our amended and restated articles of incorporation (which we refer to as our "articles") currently provide that shares of our class B common stock are convertible at the option of the holder into shares of our class A common stock (on a one-for-one basis) after first offering to sell the class B shares to eligible purchasers under the offer procedures set forth in our articles, which we refer to as the "B market." With certain limited exceptions (such as transfers to certain charities), to convert shares of class B common stock into shares of class A common stock, or to sell shares of class B common stock, class B shareholders must provide our transfer agent with a properly completed "sales offer" form (offer to sell/request to convert form called a "voluntary transfer/conversion notice" in our articles). The following "eligible purchasers" under our articles have the option to purchase the class B shares subject to the sales offer form, in the following order: (i) our employee benefit plans; (ii) employee eligibles (our active employees and our directors); (iii) Matex Inc. (one of the Grant family shareholders); and (iv) us. Eligible purchasers wishing to buy class B shares must have listed themselves as active buyers on a register maintained by our transfer agent (which is done by submitting a "purchase order"), and must have provided to the transfer agent a cashier's check, money order or other documentation sufficient to evidence immediate access to funds.

        Upon submission of the sales offer form, the transfer agent matches requests to convert and offers to sell with eligible purchasers, provided one or more active purchasers are then available, within three trading days after the "option event date" for the sales offer, which is the day that the transfer agent receives a completed sales offer form, unless a minimum price is designated (we refer to this three trading days period as the "sales/waiting period"). If an eligible purchaser is matched with a sales offer during the sales/waiting period, then the class B shares will be sold to the eligible purchaser and remain class B shares. If an eligible purchaser is not matched with a sales offer during the sales/waiting period, then the shareholder can (a) retain the class B shares or (b) convert the class B shares into class A shares, which are listed on the New York Stock Exchange and, subject to applicable law, freely transferable.

        General. The Board has unanimously approved and recommends that the shareholders approve amendments to our articles to eliminate the current three trading days "sales/waiting period" and enable us to establish an arrangement, if we choose, that would allow class B shareholders whose stock is converted into shares of class A common stock to sell those class A shares on the public market through a securities brokerage firm designated by us, potentially as early as the same day the class B shares are converted into class A shares. We refer to these proposed amendments collectively as the "B Market Amendment." Paragraphs A(44)(e) and D(5) of Article 2 of our articles, as proposed to be amended by the B Market Amendment, are as set forth in Appendix B to this proxy statement, and the following description is qualified in its entirety by reference to the full text of the B Market Amendment.

        If approved by our shareholders at the Annual Meeting, the B Market Amendment will not become effective until such time as we and our transfer agent can put in place all required procedural changes to fully implement the revised "B market" under our articles that will result from the B Market Amendment. We expect that we and our transfer agent can fully implement all such required procedural changes within two months of shareholder approval of the B Market Amendment, but it may take up to four months.

        Reasons For and Effects of the B Market Amendment. Generally, the proposed B Market Amendment would eliminate the current three trading days "sales/waiting period" in our articles by mandating that a valid purchase order be in the hands of our transfer agent at the time that a class B shareholder submits a sales offer form. If there is no eligible purchaser who has submitted a valid purchase order at the time that the sales offer form is received by our transfer agent, then the shares subject to such sales offer form will either be immediately converted into shares of class A common stock or remain as shares of class B common stock, as the class B shareholder so directs. In addition, the B Market Amendment provides that we may, at our sole and absolute discretion and at any time we choose, establish an arrangement with a securities brokerage firm of our choice that would allow class B holders who have converted their shares of class B common stock into shares of class A common stock to direct such designated securities brokerage firm to sell the converted class A shares for them on the public market, potentially as soon as the day of conversion (subject to the general policies and procedures of the securities brokerage firm). The class B shareholder will not be obligated to use the designated securities brokerage firm, if one is in place, but may instead request from our transfer agent a stock certificate representing his or her newly converted class A shares or the electronic transfer of such newly converted shares to a securities brokerage firm of his or her choice. The shareholder may then continue to hold the shares in the form of class A common stock or sell those shares through a securities brokerage firm of his or her choice. As of the date of this proxy statement, we have not established any arrangement with a securities brokerage firm and we are not obligated to do so at any time in the future.

        Advantages of the B Market Amendment. The Board believes that the adoption of the B Market Amendment is advisable because it will allow existing class B shareholders to convert their class B shares into class A shares at any time, without being subject to any sales/waiting period. The elimination of the three trading days "sales/waiting period" will result in a significantly reduced risk of price fluctuation in the class A common stock for class B shareholders who submit a sales offer form with the intent to sell their newly converted class A shares in the public market immediately after such conversion occurs (whether that sale is through a securities brokerage firm that we may designate in the future to handle such sales or through a securities brokerage firm of the holder's choice). This reduced risk of price fluctuation encourages class B shareholders to continue to hold the high-vote class B shares, which is an important part of retaining our heritage of employee ownership and preserving the ability of employees and former employees to have a strong voice in our future. The Board also believes that the B Market Amendment will have no impact on the publicly traded shares of class A common stock or on the share price of the class A common stock.

        Disadvantages of the B Market Amendment. The Board does not believe that there are any disadvantages to the B Market Amendment. While a class B shareholder who wishes to convert his or her shares into class A shares so that they can be sold on the public market still runs the risk that the shares are sold in the "B market" under our articles (because the holder will continue to be obligated to submit a sales offer form to our transfer agent, which makes such shares subject to a potential match by our transfer agent with an eligible purchaser), the class B shareholder will no longer be subject to the three-day "sales/waiting period" to determine whether or not his or her class B shares have been sold in the "B market" under our articles.

        Anti-Takeover Effects. The current restrictions on transfer of our class B shares have the effect of preventing potential acquirers from obtaining voting control in a transaction not approved by our Board, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the class A common stock. As a result, the transfer restrictions may be a deterrent to a potential acquisition transaction. However, the Board does not view the B Market Amendment as part of an "anti-takeover" strategy, since the primary effect of the B Market Amendment is to allow conversions or sales of class B shares to occur more quickly than the same can occur under the provisions of our current articles. The B Market Amendment is not being advanced as a result of any known effort by any party to accumulate shares of class B common stock or to obtain control of us.

        Required Vote. The affirmative vote of the holders of a majority of the shares of class A common stock, class B common stock and class C common stock, voting together as a single voting group, represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the B Market Amendment. Any such shares not voted at the annual meeting with respect to the B Market Amendment (whether as a result of broker non-votes, abstentions or otherwise) will have no impact on the vote.

        Dissenters' Rights. Our shareholders do not have dissenters' rights of appraisal under Wisconsin law, our articles or our by-laws with respect to the B Market Amendment.

        THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE B MARKET AMENDMENT. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED "FOR" THE B MARKET AMENDMENT.

STOCK PERFORMANCE INFORMATION

        The following graph compares, on a cumulative basis, changes in (i) the total return on our class A common stock since the close of trading on September 24, 2003 (the date on which our class A common stock was first publicly traded) with (ii) the total return since the close of trading on August 31, 2003 on the Standard & Poor's 500 Stock Index, when the most applicable monthly index was calculated, and (iii) the total return since the close of trading on September 24, 2003 on a peer group comprised of nine corporations that concentrate on newspapers and broadcast operations. The Company's peer group is comprised of A.H. Belo Corporation, Gannett, Inc., Knight Ridder, Inc., Lee Enterprises, Inc., McClatchy Newspapers, Inc., The New York Times Company, The E.W. Scripps Company, The Tribune Company and The Washington Post Company. Pulitzer Publishing Company, which was previously included in the Company's peer group, no longer has a class of stock that is traded publicly because the company was acquired in 2005.

Comparison of Total Shareholder Returns
(on a dividend-reinvested basis)

	Cumulative Total Return
	9/03	12/03	3/04	6/04	9/04	12/04	3/05	6/05	9/05	12/05
JOURNAL
COMMUNICATIONS, INC.	100.00	114.47	115.41	115.69	109.89	113.05	104.88	106.37	94.31	88.52
S & P 500	100.00	110.99	112.87	114.81	112.66	123.06	120.42	122.07	126.47	129.11
PEER GROUP	100.00	113.79	112.06	110.14	105.01	105.42	101.10	94.00	92.01	84.84

CERTAIN TRANSACTIONS

Agreement with Grant Family Shareholders

        Pursuant to the terms and conditions of the shareholders agreement, dated May 12, 2003, among us, our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust (the latter two of which including any successors thereto we refer to as the “Grant family shareholders”), the Grant family shareholders agreed not to transfer any of their shares during the three years following our initial public offering, except as otherwise provided for in the agreement or pursuant to a Board-approved business combination transaction or under Rule 144 of the Securities Act of 1933. In addition, the Grant family shareholders agreed that they will not exercise their rights under our articles of incorporation to purchase any available shares of class B common stock if, after the proposed purchase, the Grant family shareholders would own more than 17% of the class B common stock then outstanding.

        Under the shareholders agreement, each year beginning in 2004, we may redeem, at 105% of the average closing price of the class A shares, class B shares then owned by the Grant family shareholders if the Grant family shareholders own more than 17% of the class B shares then outstanding. The Grant family shareholders may, however, before the redemption occurs, convert their class B shares subject to the redemption into class A shares without complying with the class B offer procedures set forth in our articles of incorporation.

        The shareholders agreement provides the Grant family shareholders with certain rights to register with the Securities and Exchange Commission some or all of their shares for resale to the public. Beginning September 13, 2005, the Grant family shareholders have the right to “demand” the registration of their shares, for resale, subject to the limitations described below. The Grant family shareholders also have the right to participate in certain of our proposed stock offerings to the public, subject to certain conditions. Notwithstanding these rights, we will not be obligated to effect any Grant family shareholder “demand” to register shares within 180 days after (1) the effective date of a registration in which the Grant family shareholders were notified of their rights to participate in an offering of ours or (2) any other registration of theirs. In addition, we may postpone for up to 180 days the filing or the effectiveness of any such Grant family shareholders’ “demand” registration statement if our Board determines that effecting such registration would have certain negative consequences.

        The shareholders agreement also provides that, beginning with the 2004 Annual Meeting of Shareholders, the Grant family shareholders will have the right to propose one director nominee to the Board (or, if the Board is comprised of more than 11 directors, the Grant family shareholders will have the right to propose two director nominees). This right terminates when the Grant family shareholders hold less than 5% of the outstanding shares of our common stock. The Grant family shareholders’ nominee will be subject to applicable professional and governance standards. In connection therewith, the Grant family shareholders agreed to take all actions necessary to elect all of our recommended nominees for director. At the 2004 Annual Meeting of Shareholders, the Grant family shareholders nominated, and our shareholders elected, David G. Meissner as a Class I director until the 2007 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

Robert W. Baird & Co. Incorporated

    Ms. Stanek, one of our directors, is the President of Baird Funds, Inc. and a Managing Director, responsible for investment advisory business, of Robert W. Baird & Co., Incorporated. She is not part of the investment banking division of Robert W. Baird & Co., Incorporated. In 2005, we paid Robert W. Baird & Co., Incorporated $1,069,860 for investment banking and financial advisory services and brokerage commissions in connection with our share repurchase program. Ms. Stanek receives no additional compensation or incentive payments as a result of Robert W. Baird & Co., Incorporated’s work for us.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the Securities and Exchange Commission. Those people are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in 2005 except that each of Carl Gardner and James Prather, officers of the Company, did not timely file a Form 4 relating to 750 shares of restricted stock granted to him on February 4, 2005 pursuant to the terms of our 2003 Equity Incentive Plan (the required reports were subsequently filed on March 2, 2005).

Corporate Governance Matters

        We have adopted, a Code of Ethics for Financial Executives (meeting the definition of “code of ethics” as that term is defined in Item 406(b) of Regulation S-K) that applies to our Chief Executive Officer and senior financial and accounting officers and employees. We have also adopted a Code of Ethics, applicable to all employees, and a Code of Conduct and Ethics for Members of the Board of Directors, applicable to all directors, which together satisfy the requirements of the New York Stock Exchange regarding a “code of business conduct.” Finally, we have adopted Corporate Governance Guidelines addressing the subjects required by the New York Stock Exchange. We make copies of the foregoing, as well as the charters of our Board committees, available free of charge on our web site at www.journalcommunications.com, and this information is available in print to any shareholder who requests it by writing to Paul E. Kritzer, Vice President and Secretary, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661.

Miscellaneous

        We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose.

        A shareholder who intends to present a proposal at, and have the proposal included in our Proxy Statement for, an Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, proposals submitted for the 2007 Annual Meeting must be received by us by no later than November 11, 2006 (assuming a meeting date in late April 2007). A shareholder who intends to present a proposal at an Annual Meeting (including nominating persons for election as directors) but does not intend to have the proposal included in our Proxy Statement for such meeting must comply with the requirements set forth in our bylaws and discussed above under “Election of Directors – Board Meetings and Committees – Nominating and Corporate Governance Committee.” Under our bylaws, if we do not receive such notice prior to December 31, 2006 (assuming a meeting date before May 1, 2007), then the notice will be considered untimely and we will not be required to present such proposal at the 2007 Annual Meeting. If our Board chooses to present such proposal at the 2007 Annual Meeting, then the persons named in proxies solicited by the Board for the 2007 Annual Meeting may exercise discretionary voting power with respect to such proposal.

        Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Paul E. Kritzer, Vice President and Secretary, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661, phone number (414) 224-2374.

        We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended December 25, 2005. This Form 10-K will be bound with our 2005 Annual Report to Shareholders and mailed to each person who is a record or beneficial holder of shares of our common stock on the record date for the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.
Paul E. Kritzer
Vice President and Secretary

Milwaukee, Wisconsin
March 10, 2006

Appendix A

Journal Communications, Inc.
Director Independence Standards

As Adopted by Board of Directors on Feb. 10, 2004 and amended on
April 29, 2004 and February 8, 2005

        A director shall be determined to be independent by the Board if the director satisfies the standards set forth below and, with respect to any relationship between the director and Journal Communications or its subsidiaries not covered by the standards set forth below, the independent directors of the Board make the affirmative determination that such relationship is not material. Members of the Audit Committee shall, in addition to the standards set forth below, be required to meet the requirements of Section 301 of Sarbanes Oxley and the SEC’s Exchange Act Rule 10A-3(b)(1). In the event of the adoption of any new law or regulation applicable to independence for directors or the members of any committee of the Board, those requirements shall automatically be incorporated into these standards.

Employment

[_]	The director has not been employed by Journal Communications in the past 3 years.

[_]	The director is not and during the past 3 years has not been employed as an executive officer by another company if an executive officer of Journal Communications serves or has served at the same time on the compensation committee of that other company.

[_]	The director is not a current partner or employee of a firm that is the internal or external auditor of Journal Communications and the director, during the past 3 years, has not been a partner or employee of such a firm and personally worked on an audit of Journal Communications.

Family Members

The director does not have an immediate family member who:

[_]	is or has been an executive officer of Journal Communications in the past 3 years; or

[_]	is a current partner of a firm that is the internal or external auditor of Journal Communications; or who is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or who during the past 3 years, has been a partner or employee of such a firm and personally worked on an audit of Journal Communications; or

[_]	is or has been in the past 3 years employed as an executive officer by another company if an executive officer of Journal Communications serves or has served at the same time on the compensation committee of that other company; or

[_]	has received more than $100,000 during any 12-month period in direct compensation as an executive officer from Journal Communications in the past 3 years (director fees and pension and other forms of deferred compensation for prior service that are not contingent on continued service are excluded); or

[_]	is an executive officer of another company that, in the past 3 years, made or makes payments to or received or receives payments from Journal Communications in an amount that in any fiscal year exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

[_]	is an executive officer of a non-profit organization to which Journal Communications made contributions in the past 3 years that in any one year exceeded the greater of $1 million or 2% of the non-profit’s consolidated gross revenues.

        “Immediate family member” includes a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Consulting Arrangements and Other Compensation

[_]	The director has not received more than $100,000 during any 12-month period in direct compensation from Journal Communications in the past 3 years. Director fees and pension and other forms of deferred compensation for prior service that are not contingent on continued service are excluded.

[_]	The director has not received from Journal Communications or any executive officer of Journal Communications any personal benefits other than routine business entertainment.

Loans and Credit Arrangements

[_]	The director does not have any personal loans from Journal Communications.

[_]	The director does not have any other type of credit facility or arrangement with Journal Communications, with the exception of arrangements for the payment of reasonable director expenses in the ordinary course of his or her board service or the purchase of services from Journal Communications on standard terms offered to the general public.

Business Affiliations

[_]	The director is not an executive officer or employee of another company that, in the past 3 years, made or makes payments to or received or receives payments from Journal Communications in an amount that in any fiscal year exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues.

[_]	The director was not involved in the decision by Journal Communications to select any entity in which the director (or their immediate family member) is an executive officer or partner as a provider of goods or services to Journal Communications and recused themselves from any determination regarding such provider made by the Board or any committee of the Board.

[_]	The terms of any contract or other arrangement under which goods or services are or were provided to Journal Communications and any entity in which the director (or their immediate family member) is an executive officer or partner were determined through an arms-length negotiation; were entered into by Journal Communications in the ordinary course of its business; and are on substantially the same terms as comparable transactions with non-affiliated persons.

Charitable Affiliations

[_]	The director is not an executive officer of a non-profit organization to which Journal Communications made contributions in the past 3 years that in any one year exceeded the greater of $1 million or 2% of the non-profit’s consolidated gross revenues.

Appendix B

PROPOSED AMENDMENTS TO OURAMENDED
AND RESTATED ARTICLES OF INCORPORATION
TO ELIMINATE THE CURRENT THREE TRADING DAYS“SALES/WAITING
PERIOD” IN THE “B MARKET” UNDER OUR ARTICLES

The proposed amendment to Paragraph A(44)(e) of Article 2 of the amended and restated articles of incorporation is included below, marked by double underscore. Deletions caused by the proposed amendment are indicated by overstriking.

    (e)        If the Holder is requesting sale of shares of Class B Common Stock, then an indication as to whether, in the event the Transfer Agent is unable to complete the sale of the shares of Class B Common Stock being offered at the time of receipt of the Voluntary Transfer/Conversion Notice ~~by the end of the third business day following the Option Event Date~~ pursuant to Paragraph (D)(4) of this Article 2, the Holder wishes the Transfer Agent to:

            (i)        cancel the Voluntary Transfer/Conversion Notice, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

            (ii)        convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares); or

            (iii)        convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and, if such an arrangement is then established by the Corporation (which arrangement the Corporation has the option, but not the obligation, to establish), cause to be sold by a securities brokerage firm designated by the Corporation on the then current securities market for the Class A Common Stock some or all of such shares of Class A Common Stock (as so designated in the Voluntary Transfer/Conversion Notice by the Holder submitting the same).

****************

The proposed amendment to Paragraph D(5) of Article 2 of the amended and restated articles of incorporation is included below, marked by double underscore.

    (5)        Procedure if Shares of Class B Common Stock Not Sold Pursuant to Option Process. If the Transfer Agent is unable to complete the sale of shares of Class B Common Stock subject to an Option Event (including, without limitation, delivery of the Purchase Price therefore) in the manner set forth in Paragraph (D)(4) of this Article 2 at the time of receipt of the Voluntary Transfer/Conversion Notice for an Option Event arising under Paragraph (D)(1)(a) of this Article 2 or for an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(a) of this Article 2, or by the end of the third business day following the applicable Option Event Date for all other Option Events, then the Transfer Agent shall:

    (a)        In the case of an Option Event arising under Paragraph (D)(1)(a) of this Article 2 or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(a) of this Article 2, either

            (i)        If the Voluntary Transfer/Conversion Notice was submitted other than pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, (A) immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and either (1) cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares), if so directed in the applicable Voluntary Transfer/Conversion Notice by the Holder submitting the same and if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, or (2) if such an arrangement is then established by the Corporation (which arrangement the Corporation has the option, but not the obligation, to establish), cause to be sold by a securities brokerage firm designated by the Corporation on the then current securities market for the Class A Common Stock some or all of such shares of Class A Common Stock (as so designated in the Voluntary Transfer/Conversion Notice by the Holder submitting the same), if so directed in the applicable Voluntary Transfer/Conversion Notice by the Holder submitting the same and if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, or (B) cancel such Voluntary Transfer/Conversion Notice if so directed in the applicable Voluntary Transfer/Conversion Notice by the Holder submitting the same or if conversion of the shares of Class B Common Stock is not then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

            (ii)        If the Voluntary Transfer/Conversion Notice was submitted other than pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, and if the Voluntary Transfer/Conversion Notice provides no direction with respect to conversion of the shares subject thereto, cancel such Voluntary Transfer/Conversion Notice, in which case the shares of Class B Common Stock subject thereto shall remain held by the Holder submitting such notice; or

            (iii)        If the Voluntary Transfer/Conversion Notice was submitted pursuant to Paragraph (C)(2)(e)(iv) of this Article 2, immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares), irrespective of whether such conversion would otherwise be allowed under the provisions of Paragraph (C)(2)(d)(i) of this Article 2.

    (b)        In the case of an Option Event arising under Paragraph (D)(1)(c) of this Article 2 or an Option Event arising under Paragraph (D)(1)(b) of this Article 2 that is related to an Option Event arising under Paragraph (D)(1)(c) of this Article 2, either

            (i)        immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares), if such conversion is then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2; or

            (ii)        if conversion of the shares of Class B Common Stock is not then allowed pursuant to Paragraph (C)(2)(d)(i) of this Article 2, then the shares of Class B Common Stock subject thereto shall remain held by the Holder subject to such foreclosure sale or other Transfer.

    (c)        In the case of an Option Event arising under Paragraph (D)(1)(d) of this Article 2, immediately convert the shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and cause to be issued certificates representing such shares of Class A Common Stock registered in such Holder’s name (or, in the event ownership will be recorded in “book entry” form, a share statement reflecting ownership of such shares), irrespective of whether such conversion would otherwise be allowed under the provisions of Paragraph (C)(2)(d)(i) of this Article 2. In the event that such conversion would then be prohibited by the provisions of Paragraph (C)(2)(d)(i) of this Article 2 but for the operation of the previous sentence, none of the shares of Class A Common Stock into which the shares of Class B Common Stock are converted may be Transferred until the submission of a Voluntary Transfer/Conversion notice pursuant to Paragraph (C)(2)(e)(iv) of this Article 2.

JOURNAL COMMUNICATIONS, INC.

2006 ANNUAL MEETING OF SHAREHOLDERS

        This proxy is solicited on behalf of Journal Communications, Inc.’s Board of Directors.

The undersigned appoints Steven J. Smith and Douglas G. Kiel, and each of them, each with full power to act without the other, and each with full power of substitution, as Proxies to vote all of the shares of class A common stock, class B common stock and/or class C common stock of Journal Communications, Inc. held of record by the undersigned as of the close of business on February 27, 2006 at the 2006 Annual Meeting of Shareholders, to be held on April 27, 2006, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the 2005 Annual Report to Shareholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2006 Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the proposals listed on the reverse side of this card. Therefore, to direct a vote FOR each of the proposals, you need not mark any box. Simply sign, date and return this Proxy.

If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of Journal Communications, Inc. common stock you own will not be voted.

Please be sure to sign on the reverse side of this card exactly as your name appears next to the signature line.

Shares of class A common stock are entitled to one vote per share, shares of class B common stock are entitled to ten votes per share, and shares of class C common stock are entitled to two votes per share on each matter submitted to shareholders at the Annual Meeting.

PLEASE REFER TO THE REVERSE SIDE TO VOTE AND FOR VOTING
INSTRUCTIONS.

P

R

O

X

Y

[X]  Please mark your votes as in this example

This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR all of the Board of Directors’nominees and FOR proposal 2.

                 The Board of Directors recommends a vote FOR its nominees and FOR proposal 2.

1.	Election of Directors:

	FOR	WITHHOLD AUTHORITY
David J. Drury	[_]	[_]
Jonathan Newcomb	[_]	[_]
Roger D. Peirce	[_]	[_]

2.	Proposal to approve amendments to the amended and restated articles of incorporation to eliminate the three trading days “sales/waiting period” in the “B market” under the articles:

FOR	AGAINST	ABSTAIN
[_]	[_]	[_]

3.	In their best judgment, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature: _________________________
Date: ____________________, 2006
PLEASE SIGN NAME EXACTLY AS IT APPEARS TO THE LEFT.

[INSERT COMPANY LOGO]	JOURNAL COMMUNICATIONS, INC. 2006 ANNUAL MEETING
OF SHAREHOLDERS
APRIL 27, 2006, 9 AM CENTRAL TIME
HILTON MILWAUKEE CITY CENTER
509 WEST WISCONSIN AVENUE MILWAUKEE, WI 53202

VOTING INSTRUCTIONS

We encourage you to take advantage of the new and convenient ways to vote your shares. If you are voting by Proxy, you may vote by mail, telephone or the Internet. Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card. To vote, please follow these easy steps:

INTERNET VOTING	VOTING BY MAIL	TELEPHONE VOTING
Visit the Internet voting Web site at	Simply mark, sign and date your	This method of voting is
https://proxy.georgeson.com. Enter	Proxy Card and return it in the	available for residents of the U.S.
the 5-digit COMPANY NUMBER	postage-paid envelope. Any	and Canada. On a touch tone
below (left box) and the 12-digit	mailed Proxy Card must be	telephone, call TOLL FREE
CONTROL NUMBER below (right	received prior to the vote at the	1-800-786-9313, 24 hours a day,
box) and follow the instructions on	meeting.	7 days a week. You will be
your screen. You will incur only		asked to enter ONLY the 12-digit
your usual Internet charges.		CONTROL NUMBER below
(right box). Have your Proxy
Card ready, then follow the
prerecorded instructions. Your
vote will be confirmed and cast
as you directed.

IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON APRIL 26, 2006, THE DAY BEFORE THE MEETING.

PLEASE DETACH PROXY HERE

Proposed “B market” amendment

What is the proposed amendment to Journal Communications’ Articles of Incorporation?

•	The proposed amendment, if approved by Journal Communications shareholders, would eliminate the current three-day waiting period to sell class B shares in the “B market” or convert those shares into class A shares. The proposed amendment also would allow the company to set up an arrangement with a designated broker who would be available to sell converted class A shares if a holder desires to do so.

•	Shareholders will be voting on the proposed amendment at the 2006 Annual Meeting of Shareholders on April 27, 2006. Voting can occur via the mail by using the proxy sent to all shareholders, via the telephone, via the Internet or in person at the 2006 Annual Meeting.

•	The Board of Directors has unanimously approved the proposed amendment and is recommending that shareholders vote for the proposed amendment.

How long will it take to implement the proposed amendment after shareholder approval?

•	The proposed amendment, if approved, will be implemented as quickly as possible following the 2006 Annual Meeting, but it could take up to four months.

•	Class B shareholders will be notified of the implementation date in advance of such date.

•	Prior to the implementation date, the “B market” procedures will remain the same as they are today – there will be a three-day waiting period to sell or convert class B shares until the implementation date.

What are the advantages to class B shareholders?

•	The “B market” three-day waiting period will be eliminated, resulting in a significantly reduced risk of price fluctuation for class B shareholders wishing to convert shares into class A shares and then sell them immediately in the public market.

•	The significantly reduced risk of price fluctuation that will result from the elimination of the three-day waiting period in the “B market” encourages class B shareholders to continue to hold the higher vote class B shares (as opposed to the lower vote class A shares).

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What are the disadvantages to shareholders?

•	The company is not aware of any disadvantages to shareholders.

Once approved and implemented, what will change in the “B market”?

•	A class B shareholder who submits an offer to sell/request to convert form will be matched with a buyer in the “B market” immediately, but only if an eligible buyer is available at the time that the offer to sell/request to convert form is received by Wachovia Bank (the company’s transfer agent).

•	Eligible shareholders desiring to purchase class B shares in the “B market” will need to have a purchase order (with available funds) in the hands of Wachovia Bank at the time shares are offered by another shareholder.

•	If no eligible buyer is available at the time that the offer to sell/request to convert form is received by Wachovia Bank, the shares subject to the form will either remain class B shares or be converted to class A shares, as directed by the shareholder. Following a conversion to class A shares, the shareholder may direct Wachovia Bank to transfer the shares to any brokerage account either in the form of share certificates or through the electronic DWAC system. The shareholder may continue to hold the class A shares for as long as they wish or may sell them when they wish in the public market.

•	The company may, but is not required to, set up an arrangement with a broker designated by the company who would be available to sell class A shares if a shareholder wishes them to do so following conversion of class B shares into class A shares. The shareholder would be responsible for brokerage commissions. This would potentially reduce the time to execute a sales transaction.

Important reminders

After the proposed amendment is implemented, you should be aware that your class B shares will remain subject to sale in the “B market,” even if you prefer to convert the shares to class A shares and not sell them at that time.

Class B shares have 10 votes per share. Class A shares have 1 vote per share. The higher vote class B shares, which are primarily held by employees and former employees, are an important part of retaining the company’s heritage of employee-ownership and the commitment it inspires in our employee owners. The higher vote class B shares are also an important part of retaining the ability of employees and former employees to have a strong voice in the company’s future.

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